Exhibit 10.13

HEALTHCARE REALTY TRUST INCORPORATED

AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN

This Amended and Restated Executive Incentive Plan (this “Executive Incentive Plan”) is adopted effective February 16, 2016 by the Compensation Committee (the “Committee”) of the Board of Directors of Healthcare Realty Trust Incorporated (the “Company”).

RECITALS:

WHEREAS, the Executive Incentive Program (the “EIP”) was originally adopted under the Company’s 2007 Employees Stock Incentive Plan to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate, and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend; to offer such personnel additional incentives to put forth maximum efforts for the success of the business; and to afford them an opportunity to acquire a proprietary interest in the Company through stock ownership and other performance-based rights;

WHEREAS, on August 4, 2015, the EIP was amended to make reference to, and be governed, by the Company’s 2015 Stock Incentive Plan, as amended (the “Plan”), which was adopted by the Company’s shareholders on May 15, 2015; and

WHEREAS, the Committee desires to further amend and restate the EIP to revise the manner of determining awards thereunder, consistent with the purposes of the EIP.

AMENDMENT:
1.    Purpose.    The Plan was adopted to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate, and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend; to offer such personnel additional incentives to put forth maximum efforts for the success of the business; and to afford them an opportunity to acquire a proprietary interest in the Company through stock ownership and other performance-based rights. This Executive Incentive Plan was adopted by the Committee in accordance with the Plan and is intended to further the purposes of the Plan by providing incentives to the Company’s executive and other senior officers that are designed to reward individual performance and the achievement of specific Company-level financial goals and targets.
2.    Definitions.    Whenever the following capitalized terms are used in this Executive Incentive Plan, they shall have the meanings specified below:
“1-year TSR” means the total return of the Common Stock over a one-year period, including price appreciation and the reinvestment of dividends, as reported by SNL Financial. In the event that data is not available through SNL Financial or its successors and assigns, 1-year TSR may be calculated using a similar reporting entity that calculates total return to include price appreciation and the reinvestment of dividends, with the assumption that the dividends are reinvested at the closing price of the Common Stock on the ex-date of the dividend.
“3-year TSR” means the total return of the Common Stock over a three-year period, including price appreciation and the reinvestment of dividends, as reported by SNL Financial. In the event that data is not available through SNL Financial or its successors and assigns, 3-year TSR may be calculated using a similar reporting entity that calculates total return to include price appreciation and the reinvestment of dividends, with the assumption that the dividends are reinvested at the closing price of the Common Stock on the ex-date of the dividend.

“Base Salary” means, for purposes of this Executive Incentive Plan, the annual base rate of cash compensation paid to a Participant by the Company for the calendar year in which any determination of Base Salary is made, before any elective reduction or deferral of compensation pursuant to any 401(k) or similar defined contribution plan or any elective deferral under the Long-Term Incentive Program, and excludes all other forms of compensation such as

Exhibit 10.13

benefits, pension contributions, employer matching contributions under any 401(k) or similar plan, any “Restriction Multiple” amount awarded under the Long-Term Incentive Program based on elective reduction of Base Salary, and any amounts awarded under this Executive Incentive Plan.

“FAD” and “Normalized FAD” means funds available for distribution, or normalized funds available for distribution, as the case may be, as reported to the public by the Company in its earnings and results of operations news releases, or if not reported to the public, calculated in a manner consistent with its reporting for the quarter ended December 31, 2015.

      “FFO” and “Normalized FFO” means funds from operations, or normalized funds from operations, as the case may be, as reported to the public by the Company in its earnings and results of operations news releases and in its periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or if not reported to the public, calculated in a manner consistent with its reporting for the quarter ended December 31, 2015.

“NOI” means net operating income, normalized for items that would otherwise inhibit a meaningful comparison of NOI period to period.

“Peer Group” means that group of equity real estate investment trusts (“REITs”) that are the closest in size to the Company’s market capitalization determined each year as follows: all publicly-traded, listed REITs will be sorted by market capitalization, with the ten REITs smaller and the ten REITs larger than the Company’s market capitalization on the same date comprising the Peer Group. In the event that this calculation would result in an externally managed REIT, or a REIT that has been a public company for less than five years being included in the Peer Group, then that REIT shall be excluded and in its stead the REIT closest in size based on market capitalization, that is not already part of the Peer Group shall be added, such that there will always be 20 REITs in the Peer Group. The listing of REITs and the associated market capitalization data used above shall be derived from SNL Financial, other similar financial information firms, and/or publicly reported financial information.

“Revenue” means, for any financial period, the revenue as reported on the Company’s financial statements.

“Same Facility Revenue” means, for any financial period, Revenue for the group of properties reported by the Company (whether publicly or otherwise) as “Same Facility,” “Same Store,” or similar language designed to report the financial performance of core operating properties in the Company’s public disclosures.

“Same Facility NOI” means, for any financial period, NOI for the group of properties reported by the Company (whether publicly or otherwise) as “Same Facility,” “Same Store,” or similar language designed to report the financial performance of core operating properties in the Company’s public disclosures.

Other capitalized terms used herein, but not defined, shall have the meanings attributed to such terms in the Plan.

3.    Participation.    The Participants in this Executive Incentive Plan are those officers having the titles of (i) President or Executive Vice President (“NEO Participants”), or (ii) Senior Vice President (“SVP Participants”) and who have been designated as Participants by the Committee.

4.    Awards.    Awards may be in the form of cash or Restricted Stock Awards or a combination of cash and Restricted Stock Awards and may be granted to each Participant upon the Committee’s determination and in its discretion and shall be subject to such vesting periods and requirements as the Committee determines. Awards shall generally be of the following types:

“Individual Performance Awards” are in the discretion of the Committee and shall be for the purposes of: (i) rewarding a Participant’s individual efforts in contributing to the success of the Company and (ii) retaining the Participant as an officer of the Company. Individual Performance Awards shall generally be in the form of cash. It is expected that Individual Performance Awards will be granted only in rare circumstances.

Exhibit 10.13

“Company Performance Awards” shall be based on specific Company performance targets which shall be established by the Committee during the first quarter of each year. The Committee may determine, in its discretion, the particular financial and/or operating metrics to be targeted, which may include, but are not limited to: FAD, FFO, NOI, Normalized FAD, Normalized FFO, Revenue, Same Facility NOI and Same Facility Revenue. The measurement period shall be a calendar quarter, or such other period as the Committee may determine.

“TSR Awards” shall be based on the Company’s total shareholder return, as measured against the Peer Group. Participants shall have the opportunity to earn TSR Awards each year based on 1-year TSR and 3-year TSR. TSR Awards shall be in the form of Restricted Stock Awards with a five-year cliff vesting period. The criteria for awarding TSR Awards shall be the Company’s relative total shareholder return performance measured as a percentile, as compared to the total shareholder returns of the companies in the Peer Group. The Committee shall have the discretion to alter the administration of awards under this Executive Incentive Plan at any time prior to the grant of any such award, in accordance with Section 4.3 of the Plan. The size of the award for each Participant shall be determined based on a percentage of such Participant’s then current Base Salary, as follows:

For NEO Participants:

	TSR Percent Rank	Payout	1-Yr	3-Yr
Maximum	100	100%	1.50x	2.50x
	95	95%	1.43x	2.38x
	90	90%	1.35x	2.25x
	85	85%	1.28x	2.13x
	80	80%	1.20x	2.00x
	75	75%	1.13x	1.88x
	70	70%	1.05x	1.75x
	65	65%	0.98x	1.63x
	60	60%	0.90x	1.50x
Target	55	55%	0.83x	1.38x
	50	45%	0.68x	1.13x
	45
	40	35%	0.53x	0.88x
	35
Threshold	30	25%	0.38x	0.63x
	25
	20	0.00%	0.00x	0.00x
	15
	10
	5
	0

Exhibit 10.13

For SVP Participants:

	TSR Percent Rank	Payout	1-Yr	3-Yr
Maximum	100	100%	1.00x	1.75x
	95	95%	0.95x	1.66x
	90	90%	0.90x	1.58x
	85	85%	0.85x	1.49x
	80	80%	0.80x	1.40x
	75	75%	0.75x	1.31x
	70	70%	0.70x	1.23x
	65	65%	0.65x	1.14x
	60	60%	0.60x	1.05x
Target	55	55%	0.55x	0.96x
	50	45%	0.45x	0.79x
	45
	40	35%	0.35x	0.61x
	35
Threshold	30	25%	0.25x	0.44x
	25
	20	0.00%	0.00x	0.00x
	15
	10
	5
	0

“Elective Restricted Stock Awards” are provided for under the Plan, subject to the following. The minimum and maximum percentages of Base Salary that a Participant under this Executive Incentive Plan may elect to be reduced and applied to Acquisition Shares shall be 3% and 25%, respectively.

5.    Termination of Employment.    In the event of termination of a Participant’s employment, the disposition of any unvested Awards will be determined in accordance with such Participant’s written employment agreement and Award Agreement, if applicable. If a Participant is not employed pursuant to a written employment agreement and voluntarily terminates his or her employment, or is terminated for Cause (as such term is defined in the Plan), such Participant will forfeit any unvested Awards. If a Participant is not employed pursuant to a written employment agreement and such employment is terminated by the Company without Cause, or by reason of Participant’s retirement (upon attainment of eligibility to retire in accordance with any applicable Company policy then in effect) all unvested Awards will immediately vest. The provisions of Section 7.3 of the Plan will govern in the event of a Change of Control and are not intended to be altered by this Section 5.
6.    Amendments.    The Committee may from time to time amend or modify this Executive Incentive Plan, provided that no such action shall adversely affect Awards previously granted hereunder.
7.    Survival.    The Executive Incentive Plan shall continue in effect as long as the Plan is in effect or until terminated by the Committee.
Adopted by the Compensation Committee of the Board of Directors of Healthcare Realty Trust Incorporated on February 16, 2016.